JOHN HANCOCK INVESTMENT TRUST II AMENDMENT TO DECLARATION OF TRUST April 17, 2009

     AMENDMENT, made April 17, 2009 to the Second Amended and Restated Declaration of Trust made March 8, 2005 (the “Declaration”) of John Hancock Investment Trust II, a Massachusetts business trust (the “Trust”).

     The undersigned officer of the Trust hereby certifies that, in accordance with Section 8.3 of the Declaration, the following amendment and restatement of Section 8.4 of the Declaration was duly adopted on April 16, 2009 by the holders of a majority of the Shares outstanding and entitled to vote. Capitalized terms not otherwise defined in this AMENDMENT shall have the same meanings as set forth in the Declaration.

Section 8.4 Merger, Consolidation and Sale of Assets. The Trust
or any Series may merge or consolidate into any other corporation, association, trust or other organization or may sell, lease or exchange all or substantially all of the Trust Property or Trust Property allocated or belonging to such Series, including its good will, upon such terms and conditions and for such consideration: (a) when and as authorized at any meeting of Shareholders called for the purpose by the affirmative vote of the holders of two-thirds of the Shares of the Trust or such Series outstanding and entitled to vote and present in person or by proxy at a meeting of Shareholders, or by an instrument or instruments in writing without a meeting, consented to by the holders of two-thirds of the
Shares of the Trust or such Series; provided, however, that, if such merger, consolidation, sale, lease or exchange is recommended by the
Trustees, the vote or written consent of the holders of a majority of the
Outstanding Shares of the Trust or such Series entitled to vote shall be sufficient authorization; or (b) if deemed appropriate by a majority of the
Trustees, including a majority of the independent Trustees, without action or approval of the Shareholders, to the extent consistent with applicable laws and regulations; and any such merger, consolidation, sale, lease or exchange shall be deemed for all purposes to have been accomplished under and pursuant to Massachusetts law.

     IN WITNESS WHEREOF, the undersigned officer of the Trust has executed this instrument to be effective on the date set forth above.

/s/Keith F. Hartstein Keith F. Hartstein Chief Executive Officer